Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
James J. Cassidy, Ph.D.
Interim Chief Executive Officer
Electromed, Inc.
952-758-0376
jcassidy@electromed.com

Al Galgano
Padilla Speer Beardsley
651-455-1720
agalgano@padillaspeer.com

ELECTROMED, INC. REPORTS FISCAL 2012 FOURTH-QUARTER AND YEAR-END RESULTS

New Prague, Minn. – Sept. 24, 2012 – Electromed, Inc. (NYSE MKT: ELMD), today announced financial results for the 2012 fourth quarter and fiscal year, ended June 30, 2012.

Fourth Quarter Results

Net revenues for the fiscal 2012 fourth quarter were $4.6 million, compared with net revenues of $5.0 million for the same period last year. Net loss for the quarter was $179,000, or ($0.02) per diluted share, compared to net income of approximately $165,000, or $0.02 per diluted share, for the comparable fiscal 2011 period. Although the number of prescriptions for the Company’s SmartVest® Airway Clearance System rose in the fourth quarter, revenue was impacted negatively by reimbursement factors. These factors included lower allowable reimbursement amounts with certain insurance carriers and group purchasing organizations that renewed contracts with Electromed during the quarter.

Gross profit decreased to $3.2 million for the fiscal 2012 fourth quarter, or 70.4 percent of net revenue, compared to gross profit of $3.6 million, or 72.7 percent of net revenue, for the fiscal 2011 fourth quarter. The decrease in gross profit resulted primarily from factors such as diagnoses that are not assured of reimbursement and insurance programs with lower allowable reimbursement amounts (for example, state Medicaid programs), which affected average reimbursement received. Electromed’s Medicare referrals rose year over year, but such referrals can take an extended time to recognize and collect. These factors tend to fluctuate on a quarterly basis due to the appeals process.

Operating expenses, which consist of selling, general, and administrative expenses and research and development expenses, were $3.4 million for the fiscal 2012 fourth quarter, an increase from $3.2 million in the prior-year period. This increase was primarily due to severance expense related to the retirement of the Company’s former Chairman and Chief Executive Officer.

Electromed, Inc.
Three and Twelve-Month Results as of June 30, 2012

Full-Year Results

Net revenues for fiscal 2012 totaled $19.5 million, compared to $19.0 million for the previous year. Net income was $187,000, or $0.02 per diluted share, compared to net income of $1.1 million, or $0.13 per diluted share, in fiscal 2011.

Gross profit increased to $14.1 million for the 2012 fiscal year, or 72.4 percent of net revenue, compared to gross profit of $13.8 million, or 72.5 percent of net revenue, for fiscal 2011.

Operating expenses, which consist of selling, general, and administrative expenses and research and development expenses, were $13.5 million for fiscal 2012, an increase of 13.7 percent over operating expenses in the prior-year.

Balance Sheet and Cash Flow Overview

Total cash and cash equivalents were $1.7 million as of June 30, 2012, compared to total cash and cash equivalents of approximately $4.1 million at the same time last year. For the year ended June 30, 2012, cash used in financing activities was approximately $369,000, consisting mostly of long-term debt payments and capital lease obligations. Electromed used approximately $1.2 million in operating activities during fiscal 2012, driven by an increase in the Company’s accounts receivable, inventory and other assets. Accounts receivable rose to approximately $10.9 million, an increase of 13.1 percent compared to fiscal 2011. In addition to existing cash and cash equivalents, the Company had $3.1 million unused and available under its line of credit as of June 30, 2012.

Jim Cassidy, Ph.D., Electromed’s Interim CEO, said, “We experienced deceleration in revenue growth in fiscal year 2012, primarily due to turnover in our domestic sales force. Although we had significant expenses due to severance costs for our former Chairman and Chief Executive Officer and former Chief Financial Officer, recruitment costs associated with replacing sales representatives, and staffing increases for sales growth that did not materialize, we still ended the year with a modest profit.”

“As a Company, we see a clear opportunity to drive performance and deliver better results. Electromed enters fiscal 2013 with a focus on growing long-term shareholder value. We will carefully monitor our expense levels, while still investing in product development, reimbursement, sales, and marketing to build revenues. The Company had 22 Clinical Area Managers and three regional sales managers at fiscal year end. We plan to hire six to eight more sales professionals in key territories in fiscal 2013. An expanded sales team will enable us to reach more physicians and educate them on the benefits of High Frequency Chest Wall Oscillation and the SmartVest® System. With key management changes and a fresh perspective, our goal for fiscal 2013 is to create a scalable and strong operating platform and continue to grow our customer base. We believe we are adding the necessary resources, training, and skills to return to higher profitability,” concluded Cassidy.

Electromed, Inc.
Three and Twelve-Month Results as of June 30, 2012

About Electromed, Inc.
Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s plans and expectations regarding growing shareholder value, monitoring expense levels, sales and customer base growth, planned increases in sales force, and investment in product development, reimbursement, sales and marketing. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc.
Three and Twelve-Month Results as of June 30, 2012

Electromed, Inc. and Subsidiary
Consolidated Balance Sheets

	June 30,
	2012	2011
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,702,435	$4,091,739
Accounts receivable (net of allowances for doubtful accounts of $45,000)	10,850,859	9,593,105
Inventories	2,392,416	1,855,957
Prepaid expenses and other current assets	359,583	371,257
Income tax receivable	340,744	—
Deferred income taxes	656,000	722,000
Total current assets	16,302,037	16,634,058
Property and equipment, net	3,170,014	2,807,082
Finite-life intangible assets, net	1,174,033	1,235,828
Other assets	274,940	191,964
Total assets	$20,921,024	$20,868,932

Liabilities and Equity
Current Liabilities
Revolving line of credit	$1,768,128	$1,768,128
Current maturities of long-term debt	254,020	438,267
Accounts payable	749,985	733,621
Accrued compensation	636,995	868,229
Warranty reserve	610,000	444,096
Other accrued liabilities	151,558	161,166
Total current liabilities	4,170,686	4,413,507
Long-term debt, less current maturities	1,390,003	1,582,102
Deferred income taxes	280,000	167,000
Total liabilities	5,840,689	6,162,609
Commitments and Contingencies (Note 9)

Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; issued and outstanding: 8,114,252 and 8,100,485 shares, respectively	81,143	81,005
Additional paid-in capital	12,959,136	12,794,368
Retained earnings	2,040,056	1,853,450
Common stock subscriptions receivable for 15,000 shares outstanding at June 30, 2011	—	(22,500)
Total equity	15,080,335	14,706,323
Total liabilities and equity	$20,921,024	$20,868,932

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Electromed, Inc.
Three and Twelve-Month Results as of June 30, 2012

Electromed, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended June 30,		For the Fiscal Year Ended June 30,
	2012	2011	2012	2011

Net revenues	$4,580,877	$4,953,851	$19,524,489	$19,003,507
Cost of revenues	1,354,833	1,353,463	5,379,410	5,226,001
Gross profit	3,226,044	3,600,388	14,145,079	13,777,506

Operating expenses
Selling, general and administrative	3,182,977	2,847,420	12,617,973	10,873,904
Research and development	215,114	344,333	920,769	1,033,693
Total operating expenses	3,398,091	3,191,753	13,538,742	11,907,597
Operating income (loss)	(172,047)	408,635	606,337	1,869,909
Interest expense, net of interest income of $3,880, $2,112, $8,402, and $10,923 respectively	38,538	40,403	168,731	191,332
Net income (loss) before income taxes	(210,585)	368,232	437,606	1,678,577

Income tax expense	32,000	(203,000)	(251,000)	(623,000)
Net income attributable to Electromed, Inc.	$178,585	$165,232	$186,606	$1,055,577

Earnings per share attributable to Electromed, Inc. common shareholders:
Basic	$(0.02)	$0.02	$0.02	$0.14
Diluted	$(0.02)	$0.02	$0.02	$0.13

Weighted-average Electromed, Inc. common shares outstanding:
Basic	8,114,252	8,100,281	8,107,723	7,816,367
Diluted	8,114,252	8,117,883	8,113,175	7,841,006

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Electromed, Inc.
Three and Twelve-Month Results as of June 30, 2012

Electromed, Inc. and Subsidiary
Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended June 30,
	2012	2011
Cash Flows From Operating Activities
Net income	$186,606	$1,055,577
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	408,630	335,620
Amortization of finite-life intangible assets	123,996	113,850
Amortization of debt issuance costs	12,824	31,463
Share-based compensation expense	135,605	156,169
Deferred income taxes	179,000	(186,000)
Loss on disposal of property and equipment	47,906	26,225
Changes in operating assets and liabilities:
Accounts receivable	(1,257,754)	(3,016,103)
Inventories	(536,459)	(385,182)
Prepaid expenses and other assets	(413,557)	(193,342)
Accounts payable and accrued liabilities	(58,574)	646,619
Net cash used in operating activities	(1,171,777)	(1,415,104)

Cash Flows From Investing Activities
Expenditures for property and equipment	(791,550)	(466,315)
Expenditures for finite-life intangible assets	(62,201)	(659,210)
Proceeds on sale of fixed assets	5,000	14,812
Net cash used in investing activities	(848,751)	(1,110,713)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(409,264)	(435,968)
Payments of deferred financing fees	(11,313)	(6,716)
Proceeds from option/warrants exercises	29,301	25,800
Proceeds from sales of 1.9 million shares of common stock, net of offering costs of $1,236,287	—	6,363,713
Proceeds from subscription notes receivable	22,500	60,000
Net cash provided by (used in) financing activities	(368,776)	6,006,829
Net increase (decrease) in cash and cash equivalents	(2,389,304)	3,481,012
Cash and cash equivalents
Beginning of period	4,091,739	610,727
End of period	$1,702,435	$4,091,739

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